                                EXHIBIT 21
                               SUBSIDIARIES

     The Company's active subsidiaries are: (1) The Colonel's, Inc., a Michigan corporation; (2) The Colonel's Truck Accessories, Inc., a Michigan corporation; and (3) Brainerd International Raceway, Inc., a Minnesota corporation. All of these companies conduct business under their official names. In addition, in March 1998, the Company incorporated a new subsidiary, The Colonel's Rugged Liner, Inc., a Pennsylvania corporation.